Exhibit 10.1

MACROMEDIA, INC.

FY 2006 EXECUTIVE INCENTIVE PLAN

FOR

NAME

MACROMEDIA, INC. FY 2006 EXECUTIVE INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the FY 2006 Executive Incentive Plan (the “Plan”) is to provide financial incentives for certain of the Company’s Executives to meet and exceed the Company’s annual financial goals.

2.	Eligibility and Participation

As approved by the Board of Directors’ Compensation Committee (the “Committee”), the Plan is designed for Executives whose responsibilities significantly influence Company results. Participants shall be those Executives selected by the Chief Executive Officer and the Chief Financial Officer or by the Committee. Participation in the Plan is on a Fiscal Year basis and in the sole discretion of the Company. Thus, an Executive who is selected for participation in the Plan is in no way guaranteed to be selected for participation in any subsequent incentive plan or arrangement that the Company may adopt for any future Fiscal Year.

3.	Administration of the Plan

3.1 Subject to approval by the Committee, the Plan will be administered by the Chief Executive Officer and the Chief Financial Officer. They will have the power to, among other matters, interpret the Plan; prescribe, amend, and rescind rules and regulations relating to it; and make all other determinations necessary or advisable in the administration of the Plan, and their determinations shall be final and binding upon all persons having an interest in the Plan.

3.2 Subject to the provisions of the Plan, the Chief Executive Officer and Chief Financial Officer shall have the authority to determine each Participant’s Target Award, the date when any performance goals are measured, and the date when Awards (if any) will be paid. Notwithstanding any provision of the Plan, for any Participant who is also a Section 16 officer of the Company, the Committee shall make all determinations for the Award for each such Section 16 officer in consultation with the Chief Executive Officer and the Chief Financial Officer in the Committee’s discretion.

4.	Determination of Awards

4.1 Establishment of Target Award. Each Participant is eligible to receive an Annual Award at the end of the 2006 Fiscal Year. Each Participant’s maximum Annual Award is equal to two times the Participant’s Target Award.

4.2 Award Funding. Awards will be paid from an incentive compensation pool (the “Award Pool”). The Award Pool shall be determined by the Committee after the end of the 2006 Fiscal Year. The Award Pool will be equal to the sum of the Participants’ Target Awards for such Fiscal Year multiplied by the Award Pool Funding Percentage. The Award Pool Funding Percentage is determined based on the FY2006 Executive Incentive Plan Funding Matrix (the “Matrix,” attached hereto as Appendix A) by measuring the Company’s performance for the 2006 Fiscal Year against the Revenue Growth and Operating Margin goals established for FY2006. The Revenue Growth and Operating Margin percentages will be rounded to the nearest whole number, and the matching intersection on the Matrix will establish the Award Pool Funding Percentage.

4.3 Determination of Annual Award Amounts. On or prior to the date six weeks following the end of the 2006 Fiscal Year, the Chief Executive Officer and the Chief Financial Officer will review all of the proposed Annual Awards (if any) payable to each Participant based on his/her Target Award, individual achievement of objectives, overall performance rating for the Fiscal Year, and the total Award Pool available to pay incentives. The following matrix will be used as a guideline to determine the amount of Annual Award to be paid to each Participant in this plan:

Rating	Performance	Percent of Funded Incentive Earned
A	Results far exceed expectations and requirements in all areas of work. Initiates and creates new opportunities that add value to the organization. Leadership that inspires collaboration and teamwork. Considered an expert and sought after by others.	125% to 200%

B+	Results exceed expectations. Anticipates and resolves problems independently and objectively. Shows initiative and enthusiasm. Able to inspire others around common goals. Demonstrates high level of competence.	100% to 175%

B	Results meet or exceed expectations and requirements. Follows through consistently on commitments. Supports team objectives in a manner fostering trust and respect.	75% to 150%

C	Results are not meeting normal expectations and requirements.	0% to less than 100%

4.4 Reduction of Award. The Chief Executive Officer and the Chief Financial Officer, in their sole discretion, may eliminate any Participant’s Award, or reduce it below that which otherwise would be payable in accordance with the Plan for any reason.

5.	Payment of Awards

5.1 Date of Payment. Payment of Awards (if any) will be made in cash on or about the date that is eight weeks following the end of the 2006 Fiscal Year. In order to be eligible to receive incentives, the Executive must sign and return a copy of this plan to Human Resources.

5.2 Requirement of Employment. Unless otherwise specifically determined by the Committee or provided in section 5.3(c) or (d), because an Award is intended to provide an incentive for continued contribution to the Company and not just compensation for past performance, a Participant will be entitled to payment of an Award only if the Participant is employed on the date of payment of any Award. If a Participant resigns from his or her employment prior to such date of payment, even if after the end of the 2006 Fiscal Year, such Participant will not earn and will not be paid his or her Target Award, in whole or in part. If, after the completion of the 2006 Fiscal Year, a Participant incurs a Termination of Employment due to death or permanent disability as defined by the Company’s 401(k) Plan, the Participant shall be entitled to the payment of any Award for such Fiscal Year otherwise payable to the Participant. In the event an Award is payable to a Participant subsequent to the Participant’s death, such payment shall be made to the Participant’s estate.

5.3 Prorated Award. Awards will be prorated in the following instances:

(a)	New Hires, New Participants. With respect to a Participant who begins employment during the 2006 Fiscal Year, any Award to such Participant will be prorated based on the number of calendar days such Participant was employed by the Company during such during 2006 Fiscal Year.

(b)	Reduced Work Schedules. For any Participant working a reduced work schedule, including by reason of an unpaid leave of absence, with the Company’s approval for any period during the 2006 Fiscal Year, such Participant’s Award will be prorated based on the number of days worked by such Participant during the 2006 Fiscal Year as determined by the Chief Executive Officer and Chief Financial Officer.

(c)	Job Eliminations/Reductions in Force. In the event that, in the determination of the Chief Executive Officer and the Chief Financial Officer, a Participant’s employment is terminated during the 2006 Fiscal Year as a result of a job elimination or a reduction in force, such Participant’s Target Award will be prorated based on the number of calendar such Participant was employed by the Company during the 2006 Fiscal Year.

(d)	Adobe and Macromedia Merger. In the event that the acquisition of Macromedia by Adobe closes successfully, a Participant who is notified that s/he will not have an ongoing position with Adobe after the close of the acquisition will be eligible to receive the amount of incentive earned through the Participant’s termination date. A special Award Pool will be established equal to the sum of such Participants’ prorated Target Awards multiplied by the Award Pool Funding Percentage. The Award Pool Funding Percentage will be determined by the Company’s financial achievement through the quarter ending prior to the close of the transaction and based on a Funding Matrix for such period. Individual incentive award allocation will be determined by the Participant’s performance during the Plan Year.

Participants who remain employed with the combined company will continue to participate in this Executive Incentive Plan either through the Plan year ending March 31, 2006, or until the Participant is eligible for a prorated incentive payment prior to the end of the Plan Year.

5.4 Deductions from Awards. The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes. Participants are not eligible for any form of draw or incentive advances. Each Award shall be payable solely from the general assets of the Company. Each Participant’s right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

6.	Employment Rights

Each Executive and any Participant confirms that his or her employment with the Company is “at will.”. Nothing in the Plan shall confer upon any Executive or Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Company to discharge or change the terms of employment of any Executive or Participant at any time for any reason whatsoever, with or without cause.

7.	Effect on Other Plans

Participation in this Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Company’s Board of Directors from establishing any other forms of incentive compensation for Executives.

8.	Revenue Recognition

Revenue Recognition: All license agreements of any kind entered into by the Company must be structured to allow for standard revenue recognition in accordance with generally accepted accounting principles and Company policies. No side letters or side agreements from any employee (in any form, including e-mail messages) are allowed. Each Executive has the obligation to comply with the Company’s revenue recognition policies. An executive’s incentive payment may be reduced or disallowed in the Company’s discretion in the event any Executive fails to comply with the Company’s revenue recognition policies.

9.	Amendment, Suspension or Termination of the Plan

This Plan contains all terms and conditions for the FY 2006 Executive Incentive Plan and supersedes any prior written or verbal agreements regarding FY 2006 cash incentives for the 2006 Fiscal Year and the FY2006 Executive Incentive Plan. This Plan may be amended, modified or terminated at any time by the Company’s Board of Directors or the Committee. Notification to each Executive of any change to this Plan will be made in writing or by electronic mail.

10.	Effective Date

The Macromedia, Inc. FY 2006 Executive Incentive Plan is effective April 1, 2005.

11.	Definitions

“Affiliated Company” means any company controlling, controlled by, or under common control with the Company.

“Award” means an award paid annually (“Annual Award”) pursuant to the provisions of the Plan.

“Committee” means the Compensation Committee of the Company’s Board of Directors.

“Company” means Macromedia, Inc., a Delaware corporation.

“Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any Affiliated Company as determined by the Committee.

“Operating Margin” means operating profit (meaning pro forma operating profit excluding amortization of intangible assets and developed technology or any one-time write-offs) divided by Revenue Growth where operating profit is the sum of Revenue Growth minus the sum of (A) the direct cost of producing such revenue and (B) the indirect operating expense for the Company as based upon the internal calculation of such expenses as reported by the Company in its Annual Report on Form 10-K for its 2006 Fiscal Year as filed with the Securities and Exchange Commission.

“Participant” means an Executive who has been selected by the Committee for participation in the Plan for such Fiscal Year.

“Revenue” means revenue received for goods and services sold by the Company adjusted for revenue deferrals and changes in inventory as publicly reported by the Company in its Annual Report on Form 10-K for its 2006 Fiscal Year as filed with the Securities and Exchange Commission.

“Revenue Growth” means the percent by which the Company’s Fiscal Year 2006 Revenue exceeds the Company’s revenue as reported by the Company in its Annual Report on Form 10-K for its 2005 Fiscal Year.

“Target Award” means a Participant’s annual target incentive compensation.

“Termination of Employment” means the date as determined by the Company when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Affiliated Companies.

12.	Acceptance

I acknowledge receipt of and agree to the terms and conditions of the FY 2006 Executive Incentive Plan including FY2006 Executive Incentive Plan. My Target Award for FY 2006 is: $.

Participant:		Macromedia Representative

/s/ Betsey Nelson
Participant Name	Date	Betsey Nelson, Executive Vice President and Chief Financial Officer